Exhibit 99.1

Contact:     Patricia D. Phillips
(Investor Relations)
602/207-1040
pphillip@viad.com

Viad Corp Announces Receipt of Favorable Ruling from the
Internal Revenue Service

The Company Continues Progress Toward Separation of
Payment Services Business

     PHOENIX, Ariz., February 11, 2004 – Viad Corp (NYSE:VVI) today announced that the company has received a favorable private letter ruling from the Internal Revenue Service confirming, among other things, that the proposed spin-off of Viad’s global payment services business will qualify as tax-free to Viad and its stockholders.

     On July 24, 2003, Viad announced that the board of directors authorized the company to pursue the separation of the Travelers Express business from the remaining Viad businesses by means of a tax-free spin-off. The spin-off, in which Viad would distribute to its stockholders all of the issued and outstanding shares of MoneyGram International, Inc., remains subject to a number of conditions, including among other things, confirmation that the long-term debt of Travelers Express will have an investment grade rating, availability of satisfactory banking and credit arrangements for Viad and MoneyGram and final approval of the board of directors of Viad. On December 29, 2003, MoneyGram filed a preliminary registration statement on Form 10 with the Securities and Exchange Commission relating to the proposed spin-off.

     Viad can give no assurance that the conditions to the spin-off will be satisfied or that the spin-off will be consummated. The transaction is not expected to be completed earlier than the beginning of the second quarter of 2004.

- more -

     Viad is a $1.6 billion revenue S&P MidCap 400 company. Major subsidiaries include Travelers Express/MoneyGram of Minneapolis, GES Exposition Services of Las Vegas, Exhibitgroup/Giltspur of Chicago, Brewster Transport Company Limited of Banff, Alberta, Canada, and Glacier Park, Inc. of Phoenix. For more information, visit the company’s Web site at www.viad.com.

# # # #

Forward Looking Statements

As provided by the safe harbor provision under the “Private Securities Litigation Reform Act of 1995” Viad cautions readers that, in addition to historical information contained herein, this press release includes certain information, assumptions and discussions that may constitute forward-looking statements. These forward-looking statements are not historical facts, but reflect current estimates, projections, or expectations or trends concerning future growth, operating cash flows, availability to Viad and MoneyGram of short-term and long term borrowings, consumer demand, new business, investment policies, productivity improvements, ongoing cost reduction efforts, efficiency, competitiveness, tax rates, interest rates, restructuring plans (including timing and realization of cost savings), investment yield impairment, and market risk. Actual results could differ materially from those projected in the forward-looking statements. Viad’s businesses can be affected by a host of risks and uncertainties. Among other things natural disasters, gains and losses of customers, consumer demand patterns, labor relations, purchasing decisions related to customer demand for convention and event services, existing and new competition, industry alliances, consolidation, and growth patterns within the industries in which Viad competes and any further deterioration in the economy may individually or in combination impact future results. In addition to factors mentioned elsewhere, economic, competitive, governmental, technological, capital marketplace and other factors, including further terrorist activities or war, could affect the forward-looking statements in this press release.

Information about Viad Corp obtained from sources other than the company may be out-of-date or incorrect. Please rely only on company press releases, SEC filings and other information provided by the company.